                                                                      EXHIBIT 10

                         SALES REPRESENTATIVE AGREEMENT

         This Sales Representative Agreement (the "Agreement") entered into as of July 12, 1997 by and between Ocurest Laboratories, Inc. of 4400 PGA Boulevard, Palm Beach Gardens, Florida 33410 (the "Company") and Focus on 4, Ltd., 4 Forty Lane, Wembly, Middlesex, HA99EB of London, England (the "Sales Representative")

         In consideration of the mutual promises and covenants contained below, the parties agree as follows:

         1. Services to be rendered. The Sales Representative shall perform the following marketing and sales services to the best of its abilities including, without limitation:

         (A) Developing and implementing a marketing program and plan for sales of the Company's eye care and other products for the consumer market initially in England and thereafter throughout Europe and the Middle East.

         (B) Exercising responsibility for all sales resulting directly or indirectly from the Sales Representative's introduction to, or other initiation of business relationships with retail chains and other distribution organizations, including all after-sales recordkeeping, order processing and administration, and collection of payments on these accounts.

         (C) The Sales Representative shall sell, pursuant to the terms of this Agreement, only to those customers for which the Sales Representative has received the Company's prior written approval. Company approval shall be conclusively evidenced by the signature of the Company's authorized representative on the "Sales Representative Customer Approval Form" which names the proposed customer.

         2. Independent contractor status. The Sales Representative expressly acknowledges that it will be acting as an independent contractor and not as an employee, for all purposes, including payment of United States or United Kingdom Social Security withholding tax and all other Federal, state and local taxes.

         3. Performance of Sales Representative. The Sales Representative will use its best efforts to render its services to be provided hereunder in accordance with applicable professional standards.

         4. Commissions and other payments. The Sales Representative's compensation under this Agreement is limited to: (A) The delivery concurrently with the execution of this Agreement of 1,000,000 Units (the "Units"), each consisting of One Share of Common Stock and One Class A Redeemable Common Stock Purchase Warrant. The Units are identical to those sold by the Company in its initial public offering on November 12, 1996, and (B) Two Per Cent (2%) of aggregate net paid invoices up to $9,999,999 and five (5%) percent in excess of ten million ($10,000,000) Dollars received from customers introduced to the Company by the Sales Representative or a distributor introduced to the Company by the Sales Representative provided that any fees payable by the Company to any distributor introduced by the Sales Representative shall be deducted from the commission payable to the Sales Representative. For purposes of this Agreement a "net" paid invoice" shall equal the gross amount of a paid invoice, less allowances and returns. Commissions shall be paid to the Sales Representative by the twentieth (20th) day of the month immediately following the month in which payment on invoices is received. Payment of commissions to the Sales Representative shall be accompanied by a statement of Commissions. The Company shall have the absolute right, in its discretion to refuse to accept any orders procured through the Sales Representative and to refuse to ship the goods described therein or to make any allowances or adjustments to orders and accept any returns of any shipments. The Company shall notify the Sales Representative in writing of such refusals, allowances or adjustments.

         (5) Investment Representations. The Sales Representative represents and warrants to the Company with respect to its receipt of the Units as follows:

     (A) It is a resident of the United Kingdom.

     (B) It can bear the economic risk of this investment and can afford a complete loss thereof.

     (C) It has sufficient knowledge and experience in business and financial matters to evaluate the risks of the investment and to make an informed investment decision with respect thereto.

     (D) It has had the opportunity to ask questions of, and to receive answers from, the Company and its representatives, with respect to the Company. It acknowledges receipt of a copy of the Company's prospectus dated November 12, 1996, the Company's 10-KSB report for the year ended December 31, 1996 and the Company's 10-QSB report for the period ended March 31, 1997.

     (E) The Sales Representative is aware that the purchase or ownership of the Units is a speculative investment involving a high degree of risk and that there is no guarantee that the undersigned will realize any gain from this investment and that the Sales Representative could lose the total amount of the Sales Representative's investment.

     (F) The Sales Representative understands that the Units have not been registered under the Securities Act of 1933, as the amendment (the "Act"), nor pursuant to the provisions of the securities or other laws of any other applicable jurisdictions. The Sales Representative understands that the Units are being sold and/or transferred in reliance upon the exemption for private offerings contained in Section 4(2) of the Act. The Sales Representative is fully aware that the Units to be acquired or owned by the Sales Representative are acquired or owned in reliance upon such exemptions based upon the Sales Representative's representations, warranties and agreements. The Sales Representative is fully aware that the Sales Representative must bear the economic risk of the Sales Representative's investment herein for the period of time which is required by the Act because the offering has not been registered under the Act and that the Sales Representative's investment in the Units cannot be offered or sold unless the subject securities are subsequently registered under the Act or an exemption from such registration is available. The undersigned understands that no federal or state agency has passed upon or made any recommendation or endorsement of the Units.

     (G) The Sales Representative is making the investment or becoming an owner of the Units for the Sales Representative's own account and not for the account of others and for investment purposes only and not with a view to or for the transfer, assignment, resale or distribution thereof, in whole or in part. The Sales Representative has no present plans to enter into any such contract, undertaking, agreement or arrangement. The Sales Representative understands that the statutory basis on which the Units are being sold or transferred would not be available if the Sales Representative's present intention were to hold the Units for a fixed period or until the occurrence of a certain event. The Sales Representative realizes that, in the view of the SEC, a purchase now with a present intent to resell by reason of a foreseeable specific contemplated liquidation, or settlement of any loan of the Sales Representative, and for which such Units may be pledged as security or as donations to religious or charitable institutions for the purpose of securing a deduction on an income tax return, would, in fact represent a purchase with an intent inconsistent with the Sales Representative's representations to the Company, and the SEC would then regard such sale as a sale for which the exemption from registration is not available. The Sales Representative will not pledge, transfer or assign the Units.

     (H) The Sales Representative acknowledges that the certificates for the Units which the Sales Representative will receive will contain a legend substantially as follows:

         THE SECURITIES WHICH ARE REPRESENTED BY THIS CERTIFICATE HAVE NOTBEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT PUPOSES ONLY AND NOT WITH THE VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, TRANSFERRED, MADE SUBJUECT TO A SECURITY INTEREST, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS AND UNTIL REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL FOR THE COMPANY IS RECEIVED THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT.

         The Sales Representative further acknowledges that any necessary stop transfer orders will be placed upon the certificates for the Units in accordance with the Act. The Sales Representative further acknowledges that the Company is under no obligation to aid the Sales Representative in obtaining any exemption from registration requirements.

         The Company shall promptly register at its expense, the Units being delivered hereunder to the Sales Representative under the Securities Act of 1933, as amended, (the "Act") and use its best efforts to have such Registration Statement declared effective as promptly as is reasonably practicable after the filing. The Registration Statement shall be filed with the Securities and Exchange Commission not later than August 10, 1997. The Sales Representative shall furnish the Company with all relevant information concerning the proposed method of sale or other disposition of Units and such other information as may be reasonably required by the Company properly to prepare and file such Registration Statement in accordance with applicable provisions of the Act and the rules and regulations promulgated thereunder. The Company shall use its best efforts to have the Units listed for trading on NASDAQ concurrently with the effectiveness of said Registration Statement or as promptly thereafter as is reasonably practicable.

         6. Warranty against prior existing restrictions. The Sales Representative represents and warrants to the Company that it is not a party to any agreement containing a non-competition clause or other restriction with respect to: (A) the services which it is required to perform hereunder; or (B) the use or disclosure or any information directly or indirectly related to the Company's business, or to the services it is required to render pursuant hereto.

         7. Prohibition against assignment. The Sales Representative agrees, for itself and on behalf of it's successors, and any person or persons claiming under him by virtue hereof, that this Agreement and the rights, interests, and benefits hereunder cannot be assigned, transferred, pledged, or hypothecated in any way and shall be null and void and shall relieve the Company of any and all obligations or liability hereunder.

         8. Termination of agreement. This Agreement shall continue for a term of 5 years and may be terminated thereafter at any time by the Company upon the giving of two (2) weeks' written notice unless extended by mutual written consent of both parties.

         9. Rights upon termination. Upon the expiration or termination of this Agreement for any reason, whether with or without cause, the Sales Representative shall be entitled only to accrued commissions on those contracts already signed and accepted by the Company prior to the effective data thereof. Such accrued commissions shall be paid to the Sales Representative within thirty
(30) days of the Company's receipt of the applicable invoice amounts.

         10. Modification and waiver. No waiver or modification of this Agreement shall be valid unless it is in writing and signed by the Company and the Sales Representative.

         11. Binding effect. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors, assigns heirs, legal representatives, executors, and administrators.

         12. Governing Law. This Agreement shall be subject to, and governed by, the laws of the State of Florida.

         13. Headings. The headings in this Agreement are inserted for convenience only and shall not be considered in interpreting the provisions hereof.

         14. Notice. All notices shall be given in writing and sent by registered or certified mail, return receipt requested, or by a recognized international overnight courier, and shall be addressed to:

         in the case of the Company
         Edmund G. Vimond, Jr.
         Ocurest Laboratories, Inc.
         4400 PGA Boulevard
         Palm Beach Gardens, Florida 33410

         in the case of the Sales Representative-
         Focus 4, Ltd.
         4 Forty Lane
         Wembly, Middlesex
         London, England HA99EB

         15. Counterparts. This Agreement may be executed by facsimile and in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, the parties have executed this Agreement on July 12, 1997.

                  Sales Representative:                   Company:
                  Focus on 4, Ltd.               Ocurest Laboratories, Inc.

                  By: ___________________        By: ____________________
                          Mohammad Hanif             John F. Carlson
                          President                  Executive Vice President


                                       4